SMITH BARNEY MUNICIPALS FUND, INC.
10F-3 REPORT
November 1, 1998 through January 31, 1999



			Trade							Purchase	% of
Issuer			Date		Selling Dealer		Amount
	Price		Issue

Connecticut G.O.		10/29/98		Roosevelt & Cross	$1,000,000
	$105.440	0.86%
5.250% due 10/15/2013

Central Puget Sound 	12/10/98		Goldman Sachs		500,000
	105.803		3.29
5.250% due 2/1/2015